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                                                                    EXHIBIT 10.5

                          ALLIED WASTE INDUSTRIES, INC.
                            LONG-TERM INCENTIVE PLAN

                      [RESTATED EFFECTIVE JANUARY 1, 2004]

1.       ESTABLISHMENT/PURPOSE OF THE PLAN

         The Plan is established as a cash and stock bonus plan under the provisions of the Allied Waste Industries, Inc. 1991 Incentive Stock Plan.

         The Plan is intended to advance the interests of the Company by providing a competitive level of incentive for eligible Employees which will encourage them to more closely identify with shareowner interests and to achieve financial results consistent with the Company's long range business plans. It will also provide a vehicle to attract and retain key Employees who are responsible for moving the business forward.

2.       DEFINITIONS

         As used in the Plan, the following definitions apply to the terms indicated below.

         (a) "Award " means a long-term incentive award granted under this Plan for a Performance Cycle pursuant to Section 5.

         (b) "Board of Directors" means the Board of Directors of Allied Waste Industries, Inc.

         (c) "Cause," when used in connection with the termination of a Participant's employment with the Company, means the termination of the Participant's employment by the Company by reason of (i) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude; (ii) the proven commission by the Participant of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Participant; (iv) the willful, continued and unreasonable failure by the Participant to perform duties assigned to him and agreed to by him; (v) the knowing engagement by the Participant in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by the Participant, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Policies and Procedures Manual, if any, then in effect.

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         (d)      "Change in Control" means (i) a "change in control" of the
Company, as that term is contemplated in the federal securities laws; or (ii) the occurrence of any of the following events: (A) any Person becomes, after the effective date of this Plan, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; provided, that the Board of Directors (as constituted immediately prior to such person becoming such a beneficial owner) may determine, in its sole discretion, that a Change in Control has not occurred; and provided, further, that the acquisition of additional voting securities, after the effective date of this Plan, by any Person who is, as of the effective date of this Plan, the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company's then outstanding securities, shall not constitute a "Change in Control" of the Company for purposes of this Section 2(d), (B) a majority of individuals who are nominated by the Board of Directors for election to the Board of Directors on any date, fail to be elected to the Board of Directors as a direct or indirect result of any proxy fight or contested election for positions on the Board of Directors or (C) the Board of Directors determines in its sole and absolute discretion that there has been a Change in Control of the Company.

         (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any Code section shall be deemed to include any amendments or successor provisions to any Section and any treasury regulations promulgated thereunder.

         (f) "Committee" means the Management Development/Compensation Committee of the Board of Directors or such other committee consisting of not less than two Non-Employee Directors as the Board of Directors may appoint from time to time to administer the Plan.

         (g) "Common Stock" means the Company's common stock, par value $.01 per share.

         (h) "Company" means Allied Waste Industries, Inc., a Delaware corporation, and each of its Subsidiaries, and its successors.

         (i) "Disability" means a Participant's "permanent and total disability" within the meaning of Code Section 22(e)(3).

         (j) "Earned Award" means that portion of each Award that the Committee has determined has been earned in accordance with Section 7 of the Plan.

         (k) "Employee" means any person who is an employee of the Company or any Subsidiary within the meaning of Code Section 3401(c) and the applicable interpretive authority thereunder.

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         (l)      "Fair Market Value" of a share of Common Stock on any date is
(i) the closing sales price on that date (or if that date is not a business day, on the immediately preceding business day) of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading; (ii) if not so reported, the average of the closing bid and asked prices for a share of Common Stock on that date (or if that date is not a business day, on the immediately preceding business day) as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or (iii) if not quoted on NASDAQ, the average of the closing bid and asked prices for a share of Common Stock as quoted by the National Quotation Bureau's "Pink Sheets" or the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Common Stock is not so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

         (m) "Non-Employee Director" means a member of the Board who (i) is not at the time in question an officer or Employee of the Company or any Subsidiary; (ii) has not received compensation for serving as a consultant or in any other non-director capacity or who had an interest in any transaction with the Company or any Subsidiary that would exceed the $60,000 threshold for which disclosure would be required under Item 404(a) of Regulation S-K or (iii) has not been engaged through another party in a business relationship with the Company or any Subsidiary that would be disclosable under Item 404(b) of Regulation S-K.

         (n) "Participant" means an eligible Employee who is granted an Award pursuant to Section 5.

         (o) "Performance Cycle" means the period over which performance goals are measured with respect to any Awards granted for that Performance Cycle. A phase-in Performance Cycle will begin January 1, 2003 and end December 31, 2004. A full three-year Performance Cycle will begin on January 1, 2003. Subsequent Performance Cycles will begin annually each year thereafter on January 1 (i.e., beginning January 1, 2004), or on such other dates as the Committee shall, in its sole discretion, specify, each for a three-year period, or such other period as the Committee shall in its sole discretion specify.

         (p) "Plan" means the Allied Waste Industries, Inc. Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

         (q) "Reduction-In-Force" means involuntary loss of employment due to the elimination of work.

         (r) "Retirement" means termination of employment with the Company by a Participant at a time when the sum of the Participant's total whole years (a "whole year" means 12 calendar months) of employment with the Company (including whole years of employment with any business which was acquired by the Company) and the Participant's age is at least 55.

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         (s)      "Securities Laws" means the Securities Act of 1933, the
Securities Exchange Act of 1934, and any rules and regulations issued thereunder.

         (t) "Subsidiary" means any corporation in which, at the pertinent time, the Company owns, directly or indirectly, stock vested with more than 50% of the total combined voting power of all classes of stock of such corporations within the meaning of Code Section 424(f).

3.       ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Committee, subject to the Board of Director's power to amend or terminate the Plan pursuant to Section 11. The Committee will determine which of the eligible key Employees of the Company to whom Awards will be granted under the Plan, the time(s) at which such Awards will be granted, and the other conditions of the grant of Awards, subject to the terms of the Plan. The provisions and conditions of the grants of Awards need not be the same with respect to each grantee or with respect to each Award.

         The Committee will, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and will make determinations and will take such other action in connection with or in relation to accomplishing the objectives of the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of Awards granted hereunder by the Committee will be final and conclusive for all purposes and upon all persons.

         The Committee may delegate certain of its administrative powers to one or more officers of the Company. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

         No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

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4.       ELIGIBILITY

         The Chief Executive Officer will recommend to the Committee, from time to time, those key Employees of the Company whom the Chief Executive Officer believes should be designated as eligible to participate in the Plan and granted an Award for a Performance Cycle. Key Employees are those Employees who are largely responsible for the management, growth and protection of the business of the Company. The Committee will then determine which such Employees will be eligible to participate and, pursuant to Section 5, what Awards to grant for a Performance Cycle. Participation in any one Performance Cycle does not guarantee participation in any subsequent Performance Cycle.

5.       GRANTS OF AWARDS

         Pursuant to Section 4, Employees may be selected annually to receive an Award for a Performance Cycle. Such selection will occur no later than 90 days after the beginning of a Performance Cycle. Notwithstanding the foregoing, if an Employee is newly hired or promoted into a key Employee position within the first nine months of a Performance Cycle, the Committee (upon recommendation by the Chief Executive Officer) may grant such Employee an Award for that Performance Cycle and may prorate the target amounts with respect to such Award. Following such selection, the Chief Executive Officer will advise such Employees that they are Participants in the Plan for that Performance Cycle and will provide to each such Participant written confirmation of such participation, including the target and performance goals associated with the Participant's Award. Subject to other applicable provisions of the Plan, a change in a Participant's title or job duties, functions or responsibilities will not, per se, result in a change to any Award previously granted to the Participant.

6.       TARGETS AND PERFORMANCE GOALS

         Annually, no later than 90 days after the beginning of a Performance Cycle, the Chief Executive Officer will recommend (and the Committee will determine and establish in writing) the threshold, target, and maximum targets and the performance goals (together with those factors related to such goals as well as any applicable matrices, schedules or formulae applicable to the weighting of such goals) for that Performance Cycle that will apply with respect to each Award to be granted for that Cycle. The Committee may set different targets, performance goals, and weightings with respect to each Award.

         Performance will be measured based upon one or more pre-established, objective performance goals (within the meaning of Code Section 162(m)) for each Performance Cycle. Such performance goals shall be based on any one or any combination of the following business criteria of the Company as a whole or any of its Subsidiaries (or any division or department of the foregoing), as determined by the Committee: revenues, profitability, earnings (including, without limitation, earnings per share or earnings before interest, depreciation, taxes, and amortization); successful acquisitions of other

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companies or assets; successful dispositions of Subsidiaries, divisions or departments of the Company or any of its Subsidiaries; successful financing efforts; return to stockholders; market share; debt reduction; or cost or expense control. Each goal may be assigned a weighting, so that its obtainment will result in a specified percentage of the overall Award being earned. Also, goals may be made independent so that the specified percentage of an overall Award can be earned if one goal is met, even if the threshold performance is not met for another goal.

         Once the targets and performance goals are determined at the commencement of each Performance Cycle, those targets and performance goals will not change for that Performance Cycle. However, if a transaction or extraordinary event results in a significant impact relative to goals, the Committee, in its complete and sole discretion, may adjust any corporate financial goals used in any affected Performance Cycle to exclude or reduce the impact of the transaction or event.

7.       EARNED AWARD DETERMINATION/PAYMENT OF AWARDS

         (a) Certification of Performance Goals. As soon as administratively reasonable after the last day of each Performance Cycle, the Committee will certify in writing the performance under the applicable goals for each Award granted for that Performance Cycle and will determine the Earned Award for that Cycle. No payment will be made until this certification is complete.

         No Award will be earned if performance on at least one of the goals does not meet the threshold target. The maximum Award that can be earned is reached at the maximum target for all goals. No additional amount will be earned if performance exceeds the maximum target. If, for any performance goal, performance is between the threshold and target or between the target and the maximum, the Committee may interpolate to calculate the Earned Award.

         Notwithstanding the foregoing, the Committee may, in its sole discretion, reduce the amount of any Award or refuse to pay any Award.

         (b) Timing of Payment. Subject to Section 7(a), within an administratively reasonable period following the Committee's certification pursuant to Section 7(a), each Earned Award will be paid in one lump sum payment. Notwithstanding the foregoing, no Award will be payable pursuant to this Plan until shareholder approval of the Plan (within the meaning of Code
Section 162(m)) has been received.

         (c) Form of Payment. All Earned Awards will be paid in cash; provided, however, that the Committee, in its sole discretion, may permit a Participant to elect to receive all or part of payment in the form of Company Stock instead of cash. Any payment to be made in Common Stock will be made in the nearest whole number of shares based on the Fair Market Value of the Common Stock on the date that cash payments are made.

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         Shares of Common Stock issued as payment may be either newly issued or treasury shares, at the discretion of the Committee and subject to applicable rules under the Securities Laws. Payment shall not be made in shares of Common Stock if such payment would violate any provision of the Securities Laws.

         If payment is to be issued in shares of Common Stock, the Company may defer payment in order to allow the issuance of shares of Common Stock to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer payment pending such issuance and, during such deferral, the Participant may, by written notice, withdraw his or her request for payment in shares of Common Stock and receive payment in cash instead.

         The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Common Stock to be issued as payment hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof that the recipient of such stock make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

         (d) Deferral of Payment. Subject to the Committee's approval, the Participant may elect to defer payment of an Award. The Participant's election must be made, in writing, at least one year prior to the close of the Performance Cycle (i.e., in the case of a regular Performance Cycle, no later than the last day of the second year of the Performance Cycle). If an election is permitted, it shall be made pursuant to the terms of the Allied Waste Industries, Inc. Executive Deferred Compensation Plan ("Deferred Compensation Plan"). When the Earned Award is determined, the payment amount (if any) will be transferred into a deferred compensation account established under the Deferred Compensation Plan and will be subject to the terms of the Deferred Compensation Plan.

         Notwithstanding any election to defer payment of an Award, in the event of a Participant's death prior to the transfer to the Deferred Compensation Plan, all amounts payable that were elected to be deferred will be paid in full to the Participant's Beneficiary within a reasonable time after notice to the Committee of the Participant's death or, if later, on the date such payment would be made to the Participant absent the deferral election.

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         (e)      Withholding for Taxes. The Company will have the right to
deduct from all Award payments any taxes required to be withheld with respect to such payments. If payment is made in shares of Common Stock, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such payment prior to the delivery of any certificate or certificates for such shares.

         (f) Payment to Beneficiary. Any Award payments due but not paid to a Participant who is deceased will be made to the Participant's beneficiary. The Participant's beneficiary will be the beneficiary on file with respect to company paid life insurance or, if none, the Participant's estate.

8.       TERMINATION OR SUSPENSION OF EMPLOYMENT DURING A PERFORMANCE CYCLE

         (a) Retirement, Disability, Death, Or Reduction-In-Force. If a Participant's employment with the Company terminates as a result of Retirement, Disability, death, or a Reduction-in-Force, Awards for the Performance Cycles in effect as of the termination date will be prorated as follows: the amount of the Earned Award will be determined with reference to the performance goals for the entire Performance Cycle and the resulting Earned Award will be multiplied by a fraction, the numerator of which is the whole months of active employment during the Performance Cycle and the denominator of which is 36 (or 24 if the Performance Cycle at issue is the phase-in Performance Cycle). Notwithstanding the foregoing, the Committee may approve payment of the full amount or of a greater prorated amount. Any Awards granted for a Performance Cycle that ended prior to the termination date will not be affected.

         (b) Termination By Participant Or For Cause. If a Participant terminates his or her employment with the Company (for any reason other than Retirement, Disability, or death) or the Company terminates the Participant's employment with the Company for Cause, Awards for Performance Cycles in effect as of the termination date will be forfeited as of the commencement of business on the termination date. Notwithstanding the foregoing, the Committee may approve payment of all or a portion of the Award that would have been earned but for the termination of employment. Any Awards granted for a Performance Cycle that ended prior to the termination date will not be affected.

         (c) Termination Without Cause. If the Company terminates a Participant's employment with the Company (for any reason other than Retirement, Disability, death, a Reduction-in-Force, or Cause), the Participant's Awards for Performance Cycles in effect as of the termination date will be prorated in the same manner as in Section 8(a), unless the Committee determines, in its sole and complete discretion, that the Awards should be forfeited. Any Awards granted for a Performance Cycle that ended prior to the termination date will not be affected.

         (d) Suspension of Service. If a Participant's active service is suspended due to a leave of absence, the Committee will determine whether any Awards granted for Performance Cycles in effect at the time of the leave should be prorated to reflect the

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leave of absence period. If a leave extends for more than 90 days and the
Participant's continued employment with the Company is not guaranteed by contract or statute, the Committee may treat the Participant's employment as having terminated and treatment of the Awards will be determined under Section 8(c), unless the leave is due to a Disability, in which case Section 8(a) would apply.

9.       CHANGE IN CONTROL

         If there is a Change in Control while the Plan remains in effect, then for all Performance Cycles in effect at the time the Change in Control occurs, full payment at target will be made as if the target had been met for all such Cycles. Payment will made as of the date the Change in Control occurs.

10.      NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO AWARD

         Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

         No person shall have any claim or right to receive an Award hereunder. The Committee's granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

11.      AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

         The Board of Directors or the Committee may at any time amend, modify, suspend, or terminate the Plan. This includes the right to adopt any amendments deemed by the Board of Directors or the Committee to be necessary or desirable to correct any defect or to supply an omission or to reconcile any inconsistency in the Plan or in any Award granted hereunder, provided that shareholder approval is obtained if required by Code Section 162(m). No amendment, modification, suspension or termination of the Plan may in any manner affect Awards theretofore granted without the consent of the Participant unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such Award.

12.      EFFECT ON BENEFIT PLANS

         Awards will not be included in the computation of benefits under any other retirement plans maintained by the Company under which the Participant may be

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covered, subject to all applicable laws and in accordance with the provisions of those plans. Awards will not be included in the computation of benefits under any group life insurance plan, travel accident insurance plan, personal accident insurance plan or under Company policies such as severance pay and payment for accrued vacation, unless required by applicable laws.

13.      GOVERNING LAW

         The Plan and all determinations made and actions taken pursuant thereto will be governed by the laws of the State of Arizona and construed in accordance therewith.

Dated: February 5, 2004.

                                             ALLIED WASTE INDUSTRIES, INC.

                                             By_________________________________

                                             Title______________________________

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